Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Reliance Bancshares, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 of Reliance Bancshares, Inc. of our reports dated March 27, 2009, with respect to the consolidated balance sheets of Reliance Bancshares, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the December 31, 2008 Annual Report on Form 10-K of Reliance Bancshares, Inc.
March 1, 2010
St. Louis, Missouri